EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Supervisory Board of

Infineon Technologies AG:

We consent to the incorporation by reference in the registration statements (No. 333-96967, No. 333-55082, No. 333-48226, No. 333-31120, No. 333-69381, No. 333-37371, No. 333-37369 and No. 33-58991) on Forms S-8 of Exar Corporation of our report dated June 17, 2005, with respect to the combined balance sheets of the Carveout Optical Networking Business of Infineon Technologies AG and subsidiaries as of September 30, 2004 and 2003, and the related combined statements of operations, business equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 2004, which report appears in the Form 8-K/A Amendment No. 1 of Exar Corporation dated June 28, 2005.

/s/ KPMG LLP

Raleigh, North Carolina

June 27, 2005